Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CASA SYSTEMS, INC.

Casa Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That a resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following inserted in lieu thereof:

“FOURTH: Effective on the filing of this Certificate of Amendment of the Certificate of Incorporation (the “Effective Time”), a 5-for-1 stock split of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) shall become effective, pursuant to which each share of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and changed into 5 shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent 5 shares of Common Stock (the “Stock Split”). The par value of the Common Stock following the Stock Split shall remain at $0.001 per share.

Each stock certificate representing a number of shares of common stock of the Corporation that was issued prior to the Effective Time shall, after the Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent the number of shares of Common Stock resulting from the application of the Stock Split effected pursuant to the paragraph above, and the holders of record thereof shall be entitled to receive, upon surrender of such certificate to the Corporation, a new certificate evidencing and representing the applicable number of shares of Common Stock resulting from such reclassification and change from the Stock Split.

The Corporation is authorized to have two classes of shares, designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 100,000,000 shares, and the par value of each of the shares of Common Stock is one tenth of one cent ($.001). The total number of shares of Preferred Stock which the Corporation is authorized to issue is 6,000,000 shares and the par value of each of the shares of Preferred Stock is one tenth of one cent ($.001). A total of 1,290,679 shares of Preferred Stock shall be designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), a total of 352,018 shares of Preferred Stock shall be designated the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and a total of 3,859,200 shares of Preferred Stock shall be designated the “Series C Convertible Preferred Stock” (the “Series C Preferred Stock” and together with the Series A Preferred Stock and the Series B Preferred Stock, the “Series Preferred Stock”).

SECOND: That thereafter, in lieu of a meeting and vote of the stockholders, the stockholders have given written consent to the foregoing resolution and amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Casa Systems, Inc. has caused this Certificate to be executed by a duly authorized officer of this Corporation on this 1st day of December, 2017.

CASA SYSTEMS, INC.

By:	/s/ Jerry Guo
Name: Jerry Guo
Title: President, Chief Executive Officer and Chairman